Exhibit 21.1

Subsidiaries of CCUR Holdings, Inc.

Each of the below listed subsidiaries is 100% directly or indirectly owned by CCUR Holdings, Inc. and, except for Recur Holdings LLC which was formed after the financial statement dates, all are included in the consolidated financial statements.

NAME OF SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION/ORGANIZATION

Concurrent Computer Corporation Pty. Ltd.	Australia

Concurrent Computer GmbH	Germany

Concurrent UK Limited	United Kingdom

Concurrent Computer Hispania, S.A.	Spain

Concurrent Computer Hong Kong Limited	Hong Kong

Recur Holdings LLC	Delaware, United States